Exhibit 99.1

News Release

MoneyOnMobile Doubles Limit for Domestic for Domestic Transfer Business

DALLAS, TEXAS and MUMBAI, INDIA - (March 8, 2017) - MoneyOnMobile, Inc. (OTCQX: MOMT) announced an agreement with YES! Bank which provides its Indian subsidiary a 100% increase in the daily processing limits for the domestic money transfer business, also known as Domestic Remittances or Person to Person (P2P) transfers.

"We see strong demand for Domestic Remittances throughout India and have been constrained by the limits of our processing volume. We believe this expanded agreement will allow MoneyOnMobile to capitalize on this demand and continue our growth trend thereby increasing processing volume and revenue," said Harold Montgomery, Chairman and CEO of MoneyOnMobile. "We believe that the recent surge in consumer demand for digital finance tools has contributed positive results for our processing volume, leading to a 119% increase since demonetization."

"We are excited to expand our growing partnership with YES! Bank, which began in December 2016, and appreciate the support we have received from the team there," added Ranjeet Oak, President of MoneyOnMobile.

About MoneyOnMobile
MoneyOnMobile, Inc. is India’s largest mobile payments technology and processing company offering digital payment services to cash using businesses and consumers. The company covers all of India with a single source solution reaching the cash using population of businesses and consumers. MoneyOnMobile services enable Indian businesses and consumers to use their mobile phones to pay for goods and services or transfer funds from one cell phone to another using simple SMS text functionality instead of cash. Read about MoneyOnMobile in The New York Times at New York Times - MoneyOnMobile and the company’s web site at http://www.moneyonmobile.in.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on August 19, 2016. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Exhibit 99.1

Web site: http://MoneyOnMobile.in.

Twitter: https://twitter.com/MoneyOnMobileIR

Facebook: https://www.facebook.com/MoneyOnMobileIR/

LinkedIn: https://www.linkedin.com/company/moneyonmobile

YouTube: https://www.youtube.com/channel/UCxqO4N1z9acnQmEysjqfBaQ

Media and Investor Relations Contact:

Greg Allbright

VP, Corporate Communications

MoneyOnMobile

+1-214-758-8609

gallbright@moneyonmobile.in